NEWS RELEASE

For Immediate Release

Contact:

Larry W. Sayre

February 22, 2005

Vice President-Finance & CFO

(620) 663-5551

Collins Industries Receives Nasdaq Delisting Notice, Will Appeal

Hutchinson, Kansas, February 22, 2005 ........... Collins Industries, Inc. (Nasdaq: “COLL”) announced that it received notice of a determination by Nasdaq’s Listing Qualifications Staff that it fails to comply with Nasdaq listing standards set forth in Nasdaq Marketplace Rule 4310(c)(14) due to the delayed filing of its annual report on Form 10-K with the Securities and Exchange Commission and that its securities are therefore subject to delisting from the Nasdaq National Market.

The Company had previously announced that its Form 10-K for the fiscal year ended October 31, 2004 would not be filed with the Securities and Exchange Commission on a timely basis.   As a result of the Company’s delay in filing its Form 10-K, the fifth character “E” has been appended to its trading symbol.  Accordingly, the trading symbol for the Company’s common stock now is COLLE.

The Company intends to appeal the Staff’s determination to the Nasdaq Listing Qualifications Panel, which will stay the delisting until the appeal has been heard and the Panel has rendered its decision.  In connection with this appeal and pursuant to Nasdaq Marketplace Rule 4820, the Company intends to submit a written request for hearing to Nasdaq’s Office of Listing Qualifications Hearings.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America’s largest producer of Type “A” small school buses, the nation’s second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space.   The Company sells its products throughout the United States and abroad.

###